COMMISSION AGREEMENT

THIS COMMISSION AGREEMENT (the “Agreement”) dated May 3rd, 2021, by and between Alternative Laboratories LLC, a Delaware limited liability Company (the “Company”), and ASD Capital Group LLC, a Delaware limited liability company (“ASD”).

WITNESSETH:

WHEREAS, ASD provides brokerage, consulting, and marketing services in the supplement manufacturing and packaging industry, which among other activities includes sourcing contract manufacturing for its clients, as well as developing its own packaging, formulation, and marketing intellectual property for use by clients in the making and marketing of their products.

WHEREAS, upon the terms and conditions set forth herein, the Company wishes to compensate ASD for the provision of customer relationship management services for purposes of maintaining and growing the customer base and revenue of ALPP’s newly acquired subsidiary Alternative Laboratories LLC (Hereinafter “AltLabs”), and for ASD’s product developments for purposes of maintaining and growing AltLabs’ product offerings to customers;

WHEREAS, upon the terms and conditions set forth herein, ASD desires to be so compensated; and

WHEREAS, the Company desires reasonable protection of AltLabs’ confidential business and customer information which it has developed over the years at substantial expense and also desires assurance that ASD and its members individually, Kevin Thomas and Jennifer Thomas, will not compete with the Company for a reasonable period of time, except as otherwise provided herein.

NOW, THEREFORE, in consideration of these premises, the mutual covenants and undertakings herein contained, the Company and ASD, each intending to be legally bound, covenant and agree as follows:

1.Definitions.

Any use of the word “Party” in this Amendment refers to Company or ASD individually, and any use of the word “Parties” refers to Company and ASD collectively.

“Finished Good” is anything that is sold by AltLabs to a customer.

A “Unique SKU” refers to a Finished Good that is different from any other Finished Good by its difference in formulation or packaging or customer branding.  Unique SKU’s are identified within AltLabs business processes by assigning them unique numberings.  For clarity purposes, any existing Unique SKU that is subsequently modified in its formulation, packaging, or customer branding is a new Unique SKU different from the original.

“Established Product SKU” refers to any Unique SKU fulfilled by AltLabs for which the initial shipment of that Unique SKU to the customer occurred prior to the Company’s acquisition of AltLabs.

“New Product SKU” refers to any Unique SKU fulfilled by AltLabs for which the initial shipment of that Unique SKU to the customer occurs subsequent to the Company’s acquisition of AltLabs.

“Original Customers” are comprised of all customers that meet two qualifications: 1) they were customers of AltLabs prior to the Company’s acquisition of AltLabs, and 2) they have ordered a Finished Good from AltLabs anytime within the 365 days prior to Company’s acquisition of AltLabs.

“ASD-Assigned Customers” are all Original Customers, plus all other customers of AltLabs for which the parties agree in good faith that ASD had facilitated the sale of any New Product SKU to that customer.

“Non-Circumvention” means that for any Established Product SKU or for any New Product SKU in which Company has not refused to produce under its right of first refusal, in which AltLabs is capable of manufacturing and packaging in-house, ASD and its members Kevin and Jenny Thomas individually, will not, whether on ASD’s or its member’s own behalf or on behalf of any third party, directly or indirectly, solicit or sell to Original Customers the manufacturing or packaging services offered by any other entity.

“Gross Sales” means, for each fulfillment by AltLabs of a Unique SKU, the unit price charged on the customer-signed Master Formula Sign-Off Specification (“MFSO”) pertaining to that fulfillment of the Unique SKU, multiplied by the number of units shipped.

“Product Cost” is the summation of the cost of goods used in manufacturing the product, plus an import allowance (not to exceed 8%) for such goods, plus a loss allowance for such goods (not to exceed 3%), and excludes any labor cost or G&A allocation.

2.Effective Date. This Agreement will become effective when all the Parties have signed it. The date at which this Amendment is signed by the last Party to sign it (as indicated by the date stated under that Party’s signature) will be deemed the Effective Date of this Agreement.

3.Term. The term of this Agreement shall begin on the Effective Date and shall remain in effect for an initial period of two (2) years, and shall automatically renew for successive one-year periods unless either Party gives the other Party written notice of non-renewal at least ninety (90) days prior to the expiration of the first year or any subsequent renewal period.

4.Commissions. For each Unique SKU of ASD-Assigned Customers, Commissions payable to ASD shall be recognized at time of shipment, and shall be calculated as a percent of Gross Sales, according to the following commission schedule:

(A)One percent (1%) of AltLabs’ Gross Sales derived from Established Product SKUs.

(B)Five percent (5%) of AltLabs’ Gross Sales derived from New Product SKU’s during the first year of sales of those New Product SKU’s, provided that the Gross Sales exceeds the Product Cost by twenty five percent (25%), and if not exceeded by 25%, the commission percentage for such New Product SKU will be negotiated on a one-off basis, but in no case will the commission rate fall below one percent (1%).

(C)Two percent (2%) of AltLabs’ Gross Sales derived from New Product SKU’s during the second and later years of sales from those New Product SKU’s.

In a case where ASD or any of its members has an ownership interest in a brand and or customer of AltLabs, Altlabs shall be consulted on pricing and terms.

5.Payment Schedule. Commissions are payable in US funds to ASD within 14 days of receipt of payment from the customer.

6.Non-Circumvention.

ASD and its members Kevin and Jenny Thomas agrees to Non-Circumvention so long as the Agreement is in effect, and for one year after termination, and in any case ASD agrees to Non-Circumvention during the period before April 30,2023, even if this Agreement had been terminated before then but only for cause.

7.Payments After Termination and Surviving Clauses. Upon either party’s termination of this Agreement, the terms of this Agreement shall be of no further force or effect; provided, however, that Sections 6 and 7 shall survive such termination. Commissions owed to ASD upon termination shall include any as yet unpaid commission, plus a tail commission, calculated and paid as defined in Sections 4 and 5 above, over the one-year period subsequent to the date of termination.  Email addresses as specified in Section 8 shall also remain in active condition for a one-year period subsequent to the date of termination.

8.Use of AltLabs’ Resources.  During the time that this Agreement is in effect, ASD may use, at no charge to ASD, the assistance of AltLabs’ formulators  and also AltLabs’ purchasing and inventory of development-quantities of ingredients, for purposes of creating new formulations for potential sale to AltLabs’ customers, and in addition, AltLabs will maintain the email address of Kevin@alternativelabs.com and Jenny@alternativelabs.com as active and usable for ASD’s communication with AltLabs’ current and new potential customers.  AltLabs will assist ASD in implementing automatic email forwarding of email sent to the above referenced email addresses to an alternate email address of ASD’s choosing.

9.Default. Each of the following events shall result in a breach of this Agreement

a)If Company fails to make payments due to ASD within the time specified in Section 5 above.

b)If ASD violates the provisions regarding non-circumvention as provided in Section 6 above.

The Parties agree that if a breach occurs under the Commission Agreement, then upon a 30 day cure period commencing upon issuing written notice to the breaching party, and a failure to cure subsequently, the following remedies shall be available to the non-breaching party.:

i)Where Company is the non-breaching party, the Company may cancel this Agreement, and Company may seek redress for ASD’s failure to perform its non-circumvention obligation.

ii)Where ASD is the non-breaching party, then ASD’s obligation of non-circumvention is cancelled, and ASD may seek redress for Company’s failure to make payments as required under this Agreement.

10.Legal Action Expenses. If any legal action, proceeding in arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses incurred in that action or proceeding, even if not taxable as court costs, plus in each case interest at the “Applicable Federal Rate” (as such term is defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended), in addition to any other relief to which such party or parties may be entitled.

11.Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to ASD:	ASD Capital Group LLC Attn: Kevin Thomas 3829 SE 21st Place Cape Coral, Florida 33904 Phone: (239) 253-6777 Email: Kevin@alternativelabs.com

If to the Company:	Alternative Laboratories LLC Care of Alpine 4 Holdings, Inc. 2525 E Arizona Biltmore Circle, Suite C237 Phoenix, AZ 85016 Attn: Kent Wilson, CEO Phone: 855-777-0077 Ext 801 Email: Kent@alpine4.com or to such address as either party hereto furnishes to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

 12.Governing Law. The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof.  Each Party hereby consents to the personal jurisdiction of and venue in any state or federal court in Lee County, Florida for any suit, action or proceeding that arises under this Agreement, and the Parties agree to waive any objections or defenses thereto.

13.Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and upon their respective heirs, personal representatives, administrators, successors and assigns, as the case may be.

14.Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by ASD and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

15.Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect. In the event that any provision of this Agreement should ever be deemed to exceed the time, geographic, product or service or any other limitations permitted by applicable law, then such provision shall be deemed reformed to the maximum extent permitted by applicable law.

16.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Executed counterparts may be delivered via facsimile transmission.

17.Assignment. This Agreement is personal in nature and neither party hereto shall, without consent of the other, assign or transfer this Agreement or any rights or obligations hereunder except for the provisions regarding death as provided in Section 7 above.

18.Independent Contractor Relationship. The Company and ASD each expressly agree and understand that they are creating an independent contractor relationship, and that ASD shall not be considered an employee of the Company for any purpose. ASD is not entitled to receive or participate in any medical, retirement, vacation, paid or unpaid leave, or other benefits provided by the Company to its employees. ASD is exclusively responsible for all Social Security, self-employment, and income taxes, disability insurance, workers’ compensation insurance, any other statutory benefits otherwise required to be provided to employees, and all fees and licenses, if any, required for the performance of the services hereunder. Immediately upon entering into this Agreement, ASD agrees to provide the Company with a completed and signed Form W-9, Request for Taxpayer Identification Number and Certification. Company will report all income to ASD on IRS Form 1099. ASD understands and agrees that he is solely responsible for all income and/or other tax obligations, if any, including but not limited to all reporting and payment obligations, if any, which may arise as a consequence of any payment under this Agreement. The Parties agree that with respect to customers of AltLabs, except for Non-Circumvention under Section 6 of this Agreement, and except with an understanding that Kevin Thomas will not actively plan to violate the non-circumvention during the time this Agreement is in effect, ASD is not restricted in any other activities involving AltLabs customers.

19.Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer, and ASD and its members Kevin and Jennifer Thomas has executed and delivered this Agreement, all as of the date written below.

Alternative Laboratories LLC

By:	/s/ Kent B. Wilson

Date:	May 4, 2021

ASD Capital Group LLC

By:	/s/ Kevin J. Thomas
Kevin J. Thomas Managing Member

Date:	May 4, 2021

/s/ Kevin J. Thomas
Kevin J. Thomas

Date:	May 4, 2021